UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

April 22, 2015

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Offering of Senior Notes

On April 22, 2015, NewStar Financial, Inc. (the “Company”) completed its previously announced offering of senior notes, consisting of $300 million aggregate principal amount of its 7.25% Senior Notes due 2020 (the “Notes”). The offering resulted in net proceeds to the Company of approximately $294.8 million, after deducting estimated costs and expenses associated with the offering, including the initial purchasers’ discount and commissions. The Notes were sold within the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

On April 22, 2015, the Company entered into an Indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), relating to the Notes.

The Notes mature on May 1, 2020, and bear interest at a rate of 7.25% per annum, which is payable semi-annually on May 1 and November 1 of each year, beginning November 1, 2015. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The terms of the Indenture will, among other things, limit the Company’s ability to (i) incur or guarantee certain kinds of additional indebtedness and issue disqualified stock or preference shares of its subsidiaries; (ii) pay dividends or distributions, repurchase equity, prepay subordinated debt and make certain investments; (iii) enter into transactions with affiliates; (iv) incur liens on assets; (v) engage in a new or different business; or (vi) consolidate or merge with another person or sell or otherwise dispose of all or substantially all of its assets.

The Company may redeem up to 35% of the aggregate principal amount of the Notes, at any time and from time to time, at a price equal to 107.25% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before May 1, 2017, provided that following the redemption, at least 65% of the Notes that were originally issued remain outstanding and any such redemption occurs within 180 days following the closing of any such public equity offering. At any time prior to May 1, 2017, the Company may redeem some or all of the Notes at a price equal to 100% of the aggregate principal amount, plus accrued and unpaid interest thereon and a make-whole premium. On or after May 1, 2017, the Company may redeem the Notes, in whole or in part, in cash at redemption prices specified in the Notes plus accrued and unpaid interest thereon. In addition, if the Company undergoes a change of control, the Company will be required to make an offer to purchase each holder’s Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

The Indenture provides that each of the following is an event of default (“Event of Default”): (1) default in any payment of interest on any Note when due and payable, continued for 30 days; (2) default in the payment of the principal amount of or premium, if any, on any Note when due; (3) (a) failure to comply with the certain covenants regarding the Company consolidating or merging with another person, selling or otherwise disposing of all or substantially all of its assets, or undergoing a change of control and (b) failure to comply with the Company’s other agreements or obligations contained in the Indenture for 60 days after written notice by the

Trustee or the holders of 25% in principal amount of the outstanding Notes; (4) default under any mortgage, indenture or similar instrument of Indebtedness (as defined in the Indenture) for money borrowed or guaranteed by the Company or any of its Restricted Subsidiaries (as defined in the Indenture), which default either: (a) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) or (b) results in the acceleration of such Indebtedness prior to its stated final maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30 million or more; (5) certain events of bankruptcy, insolvency or court protection of the Company, a Significant Subsidiary (as defined in the Indenture) or certain Restricted Subsidiaries; (6) failure by the Company, a Significant Subsidiary or certain Restricted Subsidiaries to pay final judgments aggregating in excess of $30 million (net of any amounts covered by indemnities or insurance) which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after each such judgment becomes final; and (7) any guarantee of the notes by a Significant Subsidiary or certain Restricted Subsidiaries is declared to be null and void and unenforceable (other than in accordance with the terms of the Indenture) or any such guarantor or group of guarantors denies or disaffirms its obligations under its guarantee, other than in accordance with the terms thereof or the terms of the Indenture.

If any Event of Default arising under a clause other than clause (5) above occurs and is continuing, then the Trustee or the holders of 25% in aggregate principal amount of the Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, to be immediately due and payable. If an Event of Default described in clause (5) above occurs with respect to the Company, the principal and interest on all the Notes will be immediately due and payable without any declaration or other act on the part of the Trustee or any holders.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (4) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

On April 22, 2015, in connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with J.P. Morgan Securities LLC for itself and as representative for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities LLC (each individually, an “Initial Purchaser” and collectively, the “Initial Purchasers”). Pursuant to the terms of the Registration Rights Agreement, the Company agreed to file and cause to become effective a registration statement covering an offer to exchange the Notes for a new issue of identical exchange notes registered under the Securities Act and to complete the exchange offer on or prior to the date 270 days following April 22, 2015 (the “Target Registration Date”). Under certain circumstances, the

Company may be required to provide a shelf registration statement to cover resales of the Notes. If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the Target Registration Date, then the annual interest rate borne by the notes will be increased (i) 0.25% per annum for the first 90-day period immediately following the Target Registration Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the exchange offer is completed or, if required, the shelf registration statement is declared effective, up to a maximum of 1.00% per annum of additional interest.

Certain of the initial purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates. In particular, Wells Fargo Securities, LLC acts as administrative agent, and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, acts as revolving and swingline lender, under Company’s $425 million credit facility. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, acts as administrative agent and lender under the Company’s $110 million credit facility. The Company has a $75 million note purchase agreement with Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC.

The description above is qualified in its entirety by the Indenture (including the Form of Note) and Registration Rights Agreement filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of April 22, 2015, between the Company and U.S. Bank National Association, as trustee (including the Form of Note attached as Exhibit A thereto).

10.1	Registration Rights Agreement, dated as of April 22, 2015, the Company and J.P. Morgan Securities LLC, as representative for the Initial Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.
Date: April 28, 2015

	By:	/s/ John Kirby Bray
John Kirby Bray
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of April 22, 2015, between the Company and U.S. Bank National Association, as trustee (including the Form of Note attached as Exhibit A thereto).

10.1	Registration Rights Agreement, dated as of April 22, 2015, the Company and J.P. Morgan Securities LLC, as representative for the Initial Purchasers.